CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 29, 2005

Date of Report

(Date of Earliest Event Reported)

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 West Lake Mead Blvd., Suite 300,

Las Vegas, NV 89128

(Address of principal executive offices (zip code))

(702) 562-4155

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01  Other Events.

The Securities and Exchange Commission (“SEC”) has commenced a formal investigation to determine if AXM Pharma, Inc. (“AXM” or the “Company”), and unnamed persons formerly and currently associated with the Company, violated the federal securities laws.  Pursuant to a Formal Order of Investigation issued on December 8, 2005 and made available to the Company on December 29, 2005, the SEC staff is seeking to determine if SEC filings and press releases issued by AXM, including for the period from April 2005 through October 2005, contained false and misleading statements of material fact regarding the Company’s revenues, expenses, earnings and losses.  In addition, the SEC staff is investigating, among other things, whether or not, for the relevant time period, AXM failed to keep required books and records, failed to devise and maintain sufficient internal accounting controls, falsified books and records and made false and misleading statements to its independent accountants.

The Company has received a subpoena to produce documents in connection with the investigation.  Based upon the subpoena, AXM believes that the investigation relates in significant part to the matters which caused the Company to restate its financial statements for the period ended June 30, 2005.  On October 31, 2005, AXM announced that it was restating its second quarter results due to new management’s determination that the Company had improperly recognized approximately $2.8 million of revenues related to the distribution of Sunkist-branded products in Hong Kong, China and Taiwan.

AXM intends to cooperate fully with the SEC staff in connection with the investigation.  At this time, it is not possible to predict the outcome of the investigation nor is it possible to assess its impact on the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AXM Pharma, Inc.
January 5, 2006	By: /s/ Wei-Shi Wang Wei-Shi Wang